EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 (Nos. 333-169549, 333-166883, 333-166421, 333-166420, 333-164539, 333-159424, 333-159421 and 333-150920), on Form S-3 (No. 333-171233) and on Form S-1 (Nos. 333-184493 and 333-171233) of our report dated March 25, 2013, (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries (the Company), a development stage company, as of and for the years ended December 31, 2012 and 2011 and for the period from inception (August 17, 2001) to December 31, 2012, which report is included in this Annual Report on Form 10-K.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.

San Diego, California

March 25, 2013